Exhibit 99.1

For Release:	For More Information:
Monday, December 1, 2008, 4:30 p.m. ET	Julie S. Ryland, (205) 326-8421

Energen Schedules Conference Call to Discuss Initial Results of

Alabama Shales Test Program

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) announced today that its three-well test program with Chesapeake Energy Corporation in pursuit of Alabama shales generated neither positive nor conclusive results. The Birmingham-based energy company said it plans additional testing of the Conasauga and Chattanooga shales on its 330,000-acre net lease position.

A conference call to discuss results of the initial shale test wells drilled in Alabama by Energen and Chesapeake Energy will be held Tuesday, December 2, 2008, at 8:30 a.m. ET. This call will be Webcast live at www.energen.com. The dial-in # is 1-888-818-6237; the conference ID is 75511873. Associated presentation materials will be available for viewing at www.energen.com approximately 15 minutes prior to the start of the call.

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“We did not achieve the results we had hoped for from the completions performed on the three wells drilled in our Alabama shales test program,” said James McManus, Energen’s president and chief executive officer. “We knew the shales in Alabama would be a challenge. We want to do some additional work in 2009 to see if we can unlock the natural gas potential in these formations. This work may include drilling additional wells, testing alternative completion techniques and/or completing other zones.

“Due to financial considerations, opportunities presented by other known shale plays and the lack of positive Alabama results, Chesapeake will not participate with Energen in our additional test activities,” McManus added.

“We are pleased that Energen has the financial capacity to pursue Alabama shales on our own. In fact, all of our costs in this program to-date, including approximately $42 million in capitalized unproved leasehold, are less than the $55 million pre-tax gain generated by the sale of one-half of our then-200,000-acre lease position to Chesapeake in October 2006,” McManus said.

“Nevertheless, we plan to proceed in a manner that is in keeping with our low-risk approach to the oil and gas exploration and production business and that is mindful of today’s commodity price environment, challenging economy and tight credit markets,” he added.

WHAT: Conference Call: Energen Discusses Results of Alabama Shales Test Wells

WHEN: Tuesday, December 2, 2008, at 8:30 a.m. ET

DIAL-IN: Number: 1 (888) 818-6237; Conference ID: 75511873

WHERE: http://www.energen.com

VISUALS: Presentation materials will be available for viewing approximately 15 minutes prior to the start of the call.

HOW: Live over the Internet – Simply log on to the Web address above

CONTACT: 1-800-654-3206

A link to the live broadcast and the replay will be available on Energen’s Web site at www.energen.com. Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents, at www.streetevents.com.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and natural gas liquid reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 3.6 trillion cubic feet equivalent of proved, probable and possible reserves in the San Juan, Permian and Black Warrior basins. Alabama Gas Corporation is the largest distributor of natural gas in Alabama. More information is available at http://www.energen.com.